Exhibit 99.1

A Communication from our CEO

September 26, 2017

IIoT-OXYS, Inc. (OTC Markets: ITOX), Cambridge, MA

Welcome

Welcome to IIoT-OXYS, Inc. (OTCQB: ITOX) and to the future of the Industrial Internet of Things (IIoT)! This is our inaugural public communication. We couldn’t be more excited to share our uniquely valuable vision for the Industrial Internet of Things (IIoT), and with it our strategy, roadmap and market focus. Together we’ll do truly innovative things!

Core Value: Domain Intelligence at the Edge

Currently, there is a theory about the IIoT, and it goes like this: Data from billions and billions[1] of connected devices will be pushed to the cloud where it will be processed and immediately turned into useful knowledge.

Pause to think about that.

Data from countless temperature sensors in buildings, soil sensors for farms, structural health monitors for bridges, electricity monitors for wind turbines, vibration monitors for machine tools, etc. . . . all this data will be pushed to cloud-based servers which will store, retrieve, sort, analyze and provide immediately useful information.

We believe that the notion of “billions and billions of devices” all pushing massive data feeds to the cloud is at the very least inefficient. In fact, we agree with those who say an Industrial Internet of Things tied strictly to cloud computers is not only inefficient; it’s practically impossible.[2]

With the expected tens of billions of devices connected at the EDGE of the IIoT, simple math shows that it is physically impossible to send all of this raw data to the cloud within any meaningful timeframe and do something intelligent with it.

There’s a different way.

IIoT-OXYS develops and deploys hardware, firmware, software and systems at the “EDGE” of the IIoT. The EDGE is where the cyber world meets the physical world, and it’s where we are innovating new solutions for our clients. Our edge devices, software and edge networks interpret conditions at the source — be it a farm, a bridge, a building, or a factory — and efficiently identify and transmit relevant, user-centric information. This is called INTELLIGENCE AT THE EDGE of the Industrial Internet of Things.

In short, our devices and systems help customers efficiently make immediate, domain-specific decisions impacting the health of their business right where they need it the most - at the EDGE.

Rapidly Getting Things Done at the Edge

We’re excited to share that in 2017 we have already drawn together many of the essential components for our EDGE INTELLIGENCE application development and solutions services. We’re not just reducing the complexity of the Edge of the IIoT. We’re streamlining our core applications and solutions initiatives in order to rapidly provide real value to customers, clients, and partners.

Our development partners include some of the top universities, global manufacturing firms, and research institutions in the world, and we are located in one of the leading centers of global innovation: Cambridge, MA. We have started to work with large corporate and government clients to assist them with their Industrial Internet needs utilizing both open source and our unique and proprietary technologies.

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On the product/revenue side, we are developing hardware/products for and with major automotive manufacturers, soil moisture and rain sensors with AgTech data services companies and agricultural sensor manufacturers, and are deploying structural health monitors alongside state governments. We’re also conducting significant proofs of concept for edge nodes with a Fortune 50 chip manufacturer. In essence, we are rapidly moving to establish a public company dedicated to delivering innovative value at the EDGE.

Applications and Solutions at the Edge

How do we do this? Our strengths are geared toward rapid, partner-driven innovation in both products and services:

•	Hardware: Design and develop rugged, adaptable hardware. We design and develop reconfigurable hardware architecture that adapts to a wide range of customer needs and applications.
•	Software: Utilize proprietary and open source software tools. We fully leverage open source software tools while still creating proprietary content for customers, thereby reducing software development time and cost.
•	Intelligence: Edge computing algorithms. Since we don’t waste time developing tools, we focus on developing insights. We have developed powerful edge computing algorithms that help our customers create insights from vast data streams.
•	Data: Utilize data to serve the existing and emerging needs of customers. Since we are uniquely positioned to understand the needs of clients at the source of data and to provide tailored solutions for each customer, we can source, segment and deliver value-added data to customers.

On the IIoT-OXYS Horizon

Despite being an early stage company, we have already made significant progress both on our underlying technology and identifying those early adopter customers with immediate needs. We have already started engaging customers to save cost, improve efficiency, and more effectively utilize resources.

In the near future, we intend to work toward developments and deployments on many fronts including:

•	Partnerships, joint ventures and mergers with other companies, clients and partners;
•	Leading applications to manufacturing in the smart factory to make machines more efficient, to save energy, and reduce maintenance cost;
•	Smart infrastructure and monitoring large structures to ensure public safety;
•	Smart agriculture and solving vital resource problems in markets around the world;
•	Collaborations with leading universities and research institutions around the world to develop powerful, industry-leading edge intelligence and advanced algorithms;
•	Exploring applications to the Medical Internet of Things (MIoT) to improve patient outcomes, reduce healthcare costs, and streamline delivery of medical services;
•	International technology partnerships for developing new product and services;
•	Partnerships with industry leaders, new channel partners, distributors, and contract manufacturers.

Seeing Over the Horizon, Together

For all the reasons we mentioned above, we anticipate that EDGE COMPUTING will become the dominant trend in IIoT in the very near future. We believe we are well-poised to successfully take advantage of this tremendous opportunity. Going beyond the cloud-based IIoT structure of today, IIoT-OXYS is already creating efficient and effective systems that provide edge-computed, domain-relevant data in real time. Our products and services are already helping states and cities monitor bridges, farmers manage irrigation and water resources, and plant managers manage production, maintenance and energy consumption. We are pleased to be starting this journey with our partners, customers, clients, and investors. As we set out to transform the Edge of the Industrial Internet of Things we are glad to be in great company.

Giro DiBiase, CEO

[1] Gartner Says 8.4 Billion Connected "Things" Will Be in Use in 2017, Up 31 Percent From 2016,

[2] Peter Levine "The End of Cloud Computing, 12/16/16

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